UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TriQuint Semiconductor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2006

Dear Stockholders:

Our 2006 Annual Meeting of Stockholders will be held on Wednesday, May 24, 2006, at 4:00 p.m., Pacific time, at our headquarters facility located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. You are invited to attend this meeting to give us an opportunity to meet you personally and to allow us to introduce to you the key management and members of the board of directors of our company.

The formal notice of meeting, the proxy statement, the proxy card and a copy of the Annual Report on Form 10-K for the year ended December 31, 2005 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card promptly. A prepaid reply envelope is provided for this purpose. You may also vote electronically via the Internet or by telephone. Please see “Questions and Answers about the Proxy and the Annual Meeting” and the attached proxy card for further details. Your shares will be voted at the meeting in accordance with your proxy regardless of the voting method used.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the annual meeting.

Very truly yours,

TRIQUINT SEMICONDUCTOR, INC.

/s/ Ralph G. Quinsey

RALPH G. QUINSEY

President and Chief Executive Officer

TRIQUINT SEMICONDUCTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 24, 2006

4:00 p.m. (Pacific time)

TO OUR STOCKHOLDERS:

The 2006 Annual Meeting of Stockholders of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us” or “our company”), will be held on Wednesday, May 24, 2006, at 4:00 p.m., Pacific time, at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on Wednesday, March 22, 2006, are entitled to attend and vote at the annual meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. A stockholder may examine the list for any legally valid purpose relating to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. You may also vote electronically via the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card.

For the Board of Directors of

TRIQUINT SEMICONDUCTOR, INC.

/s/ Stephanie J. Welty

Stephanie J. Welty

Vice President, Finance and Administration,

Chief Financial Officer and Secretary

Hillsboro, Oregon

April 13, 2006

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS

PROMPTLY AS POSSIBLE AND RETURN IT IN THE ACCOMPANYING REPLY ENVELOPE OR VOTE VIA THE TELEPHONE OR INTERNET AS SOON AS POSSIBLE.

2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	2
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
– Why am I receiving these materials?	3
– What information is contained in these materials?	3
– What proposals will be voted on at the annual meeting?	3
– How does the board recommend that I vote?	3
– What shares owned by me can be voted?	3
– What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
– How can I vote my shares in person at the annual meeting?	4
– How can I vote my shares without attending the annual meeting?	4
– Can I change my vote?	4
– How are votes counted?	4
– What is the voting requirement to approve each of the proposals?	5
– Who are the proxies and what do they do?	5
– May I cumulate my votes?	5
– What does it mean if I receive more than one proxy or voting instruction card?	5
– What if I share the same address as another stockholder of record?	6
– Where can I find the voting results of the annual meeting?	6
– What happens if additional proposals are presented at the annual meeting?	6
– What is the quorum requirement for the annual meeting?	6
– Who will count the vote?	6
– Is my vote confidential?	7
– Who will bear the cost of soliciting votes for the annual meeting?	7
– What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	7
– How do I communicate with the board?	8
CORPORATE GOVERNANCE AND OTHER MATTERS	9
PROPOSALS TO BE VOTED ON
– PROPOSAL NO. 1—Election of Directors	12
– PROPOSAL NO. 2—Ratification of independent registered public accounting firm	16
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	18
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
– Beneficial Ownership Table	20
– Section 16(a) Beneficial Ownership Reporting Compliance	21
EXECUTIVE COMPENSATION AND OTHER MATTERS	22
– Summary Compensation Table	22
– Option Grants in Last Fiscal Year	23
– Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	23
– Employment Contracts and Termination of Employment and Change of Control Arrangements	26
– Certain Relationships and Related Transactions	27
– Compensation Committee Interlocks and Insider Participation	27
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	28
STOCK PRICE PERFORMANCE GRAPH	31
OTHER MATTERS	32

TRIQUINT SEMICONDUCTOR, INC.

PROXY STATEMENT FOR THE

2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us,” “our,” or “our company”), for use at our 2006 Annual Meeting of Stockholders, or at any adjournment. The annual meeting will be held on Wednesday, May 24, 2006, at 4:00 p.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Our telephone number at that location is (503) 615-9000.

This proxy statement and the enclosed proxy card were mailed on or about April 13, 2006, together with our 2005 Annual Report on Form 10-K for the year ended December 31, 2005, to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 22, 2006, the record date, are entitled to attend and vote at the annual meeting. On the record date, 140,389,588 shares of our common stock were outstanding and held of record by 498 stockholders. On the record date, $218,755,000 of our 4% convertible subordinated notes due March 1, 2007 were outstanding and were convertible at the option of the holders thereof to an aggregate of 3,226,483 shares of our common stock. The closing price of our common stock on the Nasdaq Stock Market on the record date was $4.51 per share. The closing price of our 4% convertible subordinated notes due March 1, 2007 on the PORTAL market on the record date was $973 per $1,000 principal amount of note.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	TriQuint’s board of directors (the “board”) is providing these proxy materials for you in connection with TriQuint’s annual meeting of stockholders, which will take place on May 24, 2006. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. TriQuint’s 2005 Annual Report on Form 10-K and audited financials statements, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of directors (Proposal No. 1); and

•	the ratification of the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal No. 2).

We will also consider other business that properly comes before the annual meeting.

Q:	How does the board recommend that I vote?

A:	TriQuint’s board recommends that you vote your shares “FOR” each of the nominees to the board and “FOR” the ratification of the audit committee’s appointment of independent registered public accounting firm.

Q:	What shares owned by me can be voted?

A:	All shares of TriQuint common stock owned by you as of the close of business on March 22, 2006 (the “Record Date”) may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares acquired through the Sawtek Employee Stock Option Plan and 401(k) Plan. Holders of the 4% subordinated convertible notes due March 1, 2007 are not entitled to vote on any matter until such time as they are converted to our common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of TriQuint hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with TriQuint’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by TriQuint. As the stockholder of record, you have the right to grant your voting proxy directly to TriQuint or to vote in person at the annual meeting. TriQuint has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, TriQuint recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of our company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” your vote has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected. The proposal for ratification of the audit committee’s appointment of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposal for the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against this proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares the proposals, which are routine matters.

Q:	Who are the proxies and what do they do?

The two persons named as proxies on the enclosed proxy card, Ralph G. Quinsey, our president and chief executive officer, and Stephanie J. Welty, our vice president, finance and administration, chief financial officer and secretary, were designated by the board of directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals No. 1 and 2.

Q:	May I cumulate my votes?

A:	Every stockholder voting for the election of directors may cumulate such stockholder’s votes and (i) give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote or (ii) distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder is entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, and prior to the voting, of the intention to cumulate the stockholder’s votes.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each TriQuint proxy card and voting instruction card that you receive.

Q:	What if I share the same address as another stockholder of record?

A:	TriQuint has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, TriQuint is delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address, unless TriQuint has received contrary instructions from an affected stockholder. This procedure reduces TriQuint’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.

TriQuint will deliver, promptly upon written or oral request, a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call TriQuint at 2300 NE Brookwood Parkway, Hillsboro, OR 97124, telephone 503-615-9000. Any stockholders of record who share the same address and currently receive multiple copies of TriQuint’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact TriQuint at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in TriQuint’s quarterly report on Form 10-Q for the second quarter of 2006.

Q.	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this proxy statement, TriQuint does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ralph G. Quinsey, TriQuint’s president and chief executive officer, and Stephanie J. Welty, TriQuint’s vice president of finance and administration, chief financial officer and secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of TriQuint’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

Q:	Who will count the vote?

A:	Joseph Pugh, our assistant secretary, has been appointed to act as the inspector of election and will tabulate the votes. In the event he is unable to do so, Susan Liles, our treasurer, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriQuint or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to TriQuint’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	TriQuint will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by TriQuint’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. TriQuint may retain the services of a third party firm to aid in the solicitation of proxies. TriQuint estimates that this cost will not exceed $15,000. In addition, TriQuint may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 14, 2006, and should contain such information as is required under TriQuint’s bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with the regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive offices.

If you intend to present a proposal at our 2007 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our bylaws. Pursuant to our bylaws, in order for a stockholder proposal to be deemed properly presented under such circumstances, a stockholder must deliver notice of such proposal to our corporate secretary at our principal executive offices no later than the close of business on December 14, 2006. However, if the date of the 2007 annual meeting is more than 30 days before May 24, 2007, the first anniversary of this year’s annual meeting, stockholders must give us notice of any stockholder proposals within a reasonable time before the mailing date of the proxy statement. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The SEC rules establish a different deadline with respect to discretionary voting (the “Discretionary Vote Deadline”) for stockholder proposals that are not intended to be included in a company’s proxy statement. The Discretionary Vote Deadline for our 2007 annual meeting is February 27, 2007, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2007 annual meeting. Because the stockholder proposal deadline provided for in our bylaws cannot be determined until we publicly announce the date for our 2007 annual meeting, it is possible that the bylaw deadline may occur after the Discretionary Vote Deadline. In such a case, a stockholder proposal received after the Discretionary Vote Deadline but before the bylaw deadline would be eligible to be presented at the next year’s annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates:    You may propose director candidates for consideration by the board’s nominating and governance committee. See “Consideration of Director Nominees” below.

Copy of Bylaw Provisions:    You may contact TriQuint’s corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How do I communicate with the board?

A:	The board has adopted a process for stockholder communications with the board of directors and has selected Stephanie J. Welty, chief financial officer, to act as the company’s contact person for stockholder communication directed to the board. Ms. Welty will relay all relevant questions and messages from the stockholders of the company to the specific director identified by the stockholder or, if no specific director is requested, to a director selected by her. Ms. Welty can be reached at:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

CORPORATE GOVERNANCE AND OTHER MATTERS

Consideration of Director Nominees

The nominating and governance committee of the board of directors considers both recommendations and nominations for candidates to the board of directors proposed by stockholders. Any stockholder who wants to recommend or nominate a candidate for the nominating and governance committee’s consideration may do so by following the approved policies and procedures for director candidates. Stockholders must hold no less than 5% of the company’s securities continuously for at least 24 months prior to the date of the submission of the recommendation or nomination.

Stockholder recommendations for candidates to the board of directors must be directed in writing to TriQuint Semiconductor, Inc., Attn: Corporate Secretary, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, and must include:

•	the candidate’s name, business address and residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of the company which are beneficially owned by such candidate;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the company within the last three years; and

•	any other information relating to such candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

A stockholder’s recommendation to the secretary must also set forth:

•	the name and address, as they appear on the company’s books, of the stockholder making such recommendation;

•	the class and number of shares of the company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder;

•	any material interest of the stockholder in such nomination;

•	a description of all arrangements or understandings between the stockholder making such nomination and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is made by the stockholder;

•	a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his/her capacity as a proponent to a stockholder proposal.

Stockholder nominations to the board of directors must meet the requirements set forth in Sections 2.2 and 2.5 of our bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the corporate secretary of the company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days in advance of the date that proxy statements were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting had been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received a reasonable amount of time before the solicitation is made in order to be considered timely.

Identifying and Evaluating Nominees for Director

The nominating and governance committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that the board of directors select, as director nominees:

•	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the committee determines, a search firm. The review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance and qualifications of individual members of the board of directors eligible for re-election at the annual meeting of stockholders.

•	The committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current sense of the committee that there are no specific, minimum qualifications that must be met by each candidate for the board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. In evaluating the suitability of the candidates, the committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the board of directors as a whole.

•	After such review and consideration, the committee selects, or recommends that the board of directors select, the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee.

•	The committee endeavors to notify, or causes to be notified, all director candidates of its decision as to whether to nominate such individual for election to the board of directors.

The board of directors has final authority on determining the selection of director candidates for nomination to the board. These policies and procedures may be modified at any time as may be determined by the committee.

Statement on Corporate Governance

We have been committed to having sound corporate governance principles since our inception, and in September 2002, we adopted formal corporate governance standards. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the Nasdaq Stock Market’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have amended the charters of our compensation committee, audit committee and nominating and governance committee to implement the new rules and standards. You can access our committee charters, and our code of business conduct and ethics without charge on our website at www.triquint.com under the “Investors” section, and by clicking on “Sarbanes-Oxley Documents,” or by writing to us at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124 Attention: Chief Financial Officer. Mr. Paul Gary has been designated as the lead independent director, and as such he chairs the regularly scheduled executive sessions among TriQuint’s non-management directors without management present.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics is posted on our Internet web site. The Internet address for our web site is www.triquint.com, and the code of ethics may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Sarbanes-Oxley Documents.”

3.	Next, click on “Policies.”

4.	Next, click on “Code of Business Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our web site, at the address and location specified above. If you wish to receive a copy of our code of ethics and do not have access to the Internet, please write to us at the address below, and we will furnish you a copy without charge:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of the board to require board members to attend the annual meeting of stockholders. Exceptions may be made due to illness, travel or other commitments. All members of the board of directors attended our annual meeting of stockholders in person or by teleconference on May 12, 2005.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently directors of our company. In the event that any nominee of our company is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified. The following table lists the persons recommended by the nominating and governance committee and nominated by the board of directors to be elected as directors and their ages as of April 1, 2006:

Name of Nominee	Age	Position with TriQuint	Since	Board Committees**
Dr. Paul A. Gary	65	Director	1996	A, C, N*
Charles Scott Gibson	53	Director	1992	A, C*, N
Nicolas Kauser	66	Director	1999	C, N
Ralph G. Quinsey	50	President and Chief Executive Officer, Director	2002	—
Dr. Walden C. Rhines	59	Director	1995	C, N
Steven J. Sharp	64	Chairman of the Board, Director	1992	—
Willis C. Young	65	Director	2001	A*, N

Board Committees: A-Audit, C-Compensation, N-Nominating and Governance

*	Designates chair of that committee
**	Effective at the close of the 2006 annual meeting

There is no family relationship between any director and/or executive officer of our company.

Dr. Gary has been a director of our company since May 1996. Dr. Gary has been retired since 1996. From 1967 until 1996, he served in various capacities for Bell Laboratories, Western Electric Corporation and the Microelectronics division of AT&T Corporation (now Agere Systems, Inc.), with his last position being vice president of the Netcom IC business unit. He also serves as chairman of the board of directors of Data I/O Corporation and Broad-Air, a privately held broadband internet service company. Dr. Gary holds a B.S. degree in electrical engineering from Lafayette College, an M.S. degree in electrical engineering from Stanford University and a Ph.D. in electrical engineering from Stanford University.

Mr. Gibson has been a director of our company since September 1992. Since March 1992, Mr. Gibson has been a director of a number of high technology companies and not-for-profit organizations. He co-founded Sequent Computer Systems Inc., a computer systems company, in 1983 (which was acquired by International Business Machines Corporation), and served as its president from January 1988 to February 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as general manager, Memory Components Operations. He also serves as chairman of the board of directors of RadiSys Corporation, and is a director of Pixelworks, Inc., Electroglas, Inc. and Northwest Natural Company. Mr. Gibson also serves on the Board of Trustees of Olin School of Engineering and is the Vice Chairman of the Oregon Health and Sciences University Governing and Foundation Board of Trustees and as a director of the Oregon Community Foundation. He received a B.S. degree in electrical engineering and an M.B.A. from the University of Illinois.

Mr. Kauser has been a director of our company since December 1999. Presently, Mr. Kauser is the President of Clearwire International and member of the board of directors of Clearwire Inc., a privately held company dedicated to the implementation of wireless broadband services in various countries. From 1990 through 1998, Mr. Kauser served as executive vice president and chief technology officer of AT&T

Wireless Services, Seattle, Washington (formerly McCaw Cellular Communications, Inc.). From 1984 through 1990, Mr. Kauser was employed by Rogers Cantel, Inc., a Canadian wireless service provider, as vice president of engineering and later, senior vice president of network operations. He was a member of Cantel’s board of directors from 1990 to 1998. Mr. Kauser received a B.S. degree in electrical engineering from McGill University, Montreal, Canada.

Mr. Quinsey joined our company in July 2002 as president and chief executive officer and a director. From September 1999 to January 2002, Mr. Quinsey was with ON Semiconductor, a manufacturer of semiconductors for a wide array of applications, as Vice President and General Manager of the Analog Division. From 1979 to September 1999, Mr. Quinsey was with Motorola, a manufacturer of semiconductors and communications equipment holding various positions including Vice President and General Manager of the RF/IF Circuits Division, which developed both silicon and GaAs technologies for wireless phone applications. Mr. Quinsey received a B.S. degree in Electrical Engineering from Marquette University.

Dr. Rhines has been a director of our company since May 1995. Dr. Rhines has been the chief executive officer of Mentor Graphics Corporation, an electronic design automation company, since 1993 and chairman of their board of directors since 2002. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments Incorporated, with his most recent position having responsibility for directing its worldwide semiconductor business as the executive vice president of Texas Instruments’ Semiconductor Group. Dr. Rhines also serves as a director of Cirrus Logic, Inc. Dr. Rhines holds a B.S. degree in metallurgical engineering from the University of Michigan, an M.S. degree and Ph.D. in materials science and engineering from Stanford University and an M.B.A. from Southern Methodist University.

Mr. Sharp joined our company in September 1991 as director, president and chief executive officer. In May 1992, he became chairman of our board. In July 2002, Mr. Sharp stepped down as president and chief executive officer of TriQuint, and in September 2004, he resigned as an employee of the company but remains as chairman of the board of directors of TriQuint. Previously, Mr. Sharp had served various roles associated with venture capital-financed semiconductor companies. In these assignments he was founder of Power Integrations, Inc. and Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Mr. Sharp was also a Director at Volterra Semiconductor Corp., Megatest Corp. (since acquired by Teradyne, Inc.), Crystal Semiconductor, Inc. (since acquired by Cirrus Logic, Inc.) and Gazelle Microelectronics (now TriQuint). Prior to that time, Mr. Sharp was employed for 14 years by Signetics Corporation (since acquired by Philips Electronics N.V.), a semiconductor manufacturer and for nine years by Texas Instruments, Incorporated, a semiconductor manufacturer. Mr. Sharp also serves as a director of Power Integrations, Inc. and Ambric, Inc. He received a B.S. degree in Mechanical Engineering from Southern Methodist University, a M.S. degree in Engineering Science from California Institute of Technology and a M.B.A. from Stanford University.

Mr. Young has been a director of our company since July 2001. Prior to joining our board, he was a director of Sawtek Inc. from 1996 until 2001 when Sawtek merged with TriQuint. Mr. Young was a senior partner in the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, from January 1996 to June 2000. Mr. Young retired in July 2000. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment. From 1965 to 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to 1995 he was vice chairman and a member of BDO Seidman’s Executive Committee. Mr. Young has a B.S. degree in accounting from Ferris State University. He is a certified public accountant. Under Item 401(h) of Regulation S-K, Mr. Young is the designated audit committee financial expert. Mr. Young is considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the 1934 Act.

Mr. Edward F. Tuck has been a director of our company since November 1994. He is the principal of Falcon Fund, a wholly-owned venture capital entity. Since 1990, he has been a general partner of Kinship Venture Management LLP, which is the general partner of Kinship Partners II, a venture capital fund. From 1986 to 1995, Mr. Tuck was a general partner of Boundary, the general partner of The Boundary Fund, a venture capital fund. He spent most of his career in the telecommunications industry, serving in various positions with GTE Corporation and as vice president and technical director of ITT North America Telecommunications, among others. He currently serves as chairman of High Tower Software, a closely-held software company and president of Social Fabric Corporation, a start up company, and holds a B.S. degree in electrical engineering from the University of Missouri at Rolla. In 2006, Mr. Tuck will reach the Company’s mandatory retirement age and thus has opted not to seek re-election to the board. The board wishes to thank Mr. Tuck for his service to our company since 1994 and wishes him well in the future.

Director Independence

TriQuint has adopted standards for director independence, which are compliant with the rules of the Nasdaq Stock Market and the SEC.

The board determined that each member of the board and the board committees, except for Mr. Quinsey and Mr. Sharp, meet the aforementioned independence standards. Mr. Quinsey does not meet the aforementioned independence standards, because he is the current president, chief executive officer and an employee of TriQuint. Mr. Sharp does not meet the independence standards, because he was an officer and employee of our company until 2004, which was during the last three fiscal years.

Furthermore, the board has determined that each member of each of the board’s committees meets the aforementioned independence standards.

Meetings and Committees of the Board of Directors

Our board of directors held five meetings during 2005. All of the directors who served on the board during 2005 attended at least 75% of the meetings of the board of directors, either in person or by teleconference. Further, the board currently has three committees, each of which operates under a charter approved by the board: an audit committee, a compensation committee and a nominating and governance committee. Each director attended at least 75% of the committee meetings on which he served during 2005 either in person or by teleconference, except for Mr. Kauser who was unable to attend two meetings of both the compensation committee and the nominating and governance committee.

The audit committee, which consisted of directors Young (who serves as chairman), Gary and Tuck, held 12 meetings in 2005. The audit committee is responsible for appointing and overseeing actions taken by our independent registered public accounting firm, reviewing our external financial reports and filings with the SEC and reviewing our internal financial controls. The board has determined that Mr. Young is the “audit committee financial expert” pursuant to the rules and regulations of the SEC. Mr. Tuck will reach the Company’s mandatory retirement age in 2006 and thus is not seeking re-election to the board of directors. The board has selected Mr. Gibson to replace Mr. Tuck on the audit committee following his retirement.

The compensation committee, consisting of directors Gibson (who serves as chairman), Gary, Kauser and Rhines, held four meetings in 2005. The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers as well as overseeing the administration of various incentive compensation and benefit plans, including our 1996 Stock Incentive Program. Due to Mr. Gibson’s selection to fill Mr. Tuck’s position on the audit committee, Mr. Gibson has stepped down as chairman of the compensation committee, however he remains on the committee. The board has selected Mr. Rhines to be the committee chairman.

The nominating and governance committee, consisting of directors Gary (who served as chairman), Gibson, Kauser, Rhines, Tuck and Young, held three meetings in 2005. Mr. Tuck recently reached the mandatory retirement age and thus is not seeking re-election to the board of directors in 2006. The board has elected not to replace Mr. Tuck on the nominating and governance committee at this time.

The purpose of the nominating and governance committee is to ensure that the board of directors is properly constituted to meet its fiduciary obligations to stockholders and our company and that we have and follow appropriate governance standards. To carry out this purpose, the nominating and governance committee shall: (1) assist the board of directors by identifying prospective director nominees and to recommend to the board of directors the director nominees for the next annual meeting of stockholders; (2) develop and recommend to the board of directors the governance principles applicable to us; (3) oversee the evaluation of the board of directors and management; and (4) to recommend director nominees for each committee.

Director Compensation

Directors who are employees of our company receive no additional or special remuneration for serving as directors. The board of directors, upon review of comparable company data and in light of additional governance responsibilities, restructured director compensation in November 2004 to be effective on January 1, 2005. As of January 1, 2006, there has been no change in the compensation levels and each non-employee director is to receive the following compensation, in addition to reimbursement for out-of-pocket expenses:

•	an annual retainer of $20,000, payable in four equal quarterly installments;

•	an annual fee of $5,000 for members of the audit committee and $3,000 for members of the compensation committee;

•	an annual fee of $2,000 for the chairman of each of the audit committee, the compensation committee, and the nominating and governance committee; and

•	in addition to the annual retainer, an annual fee of $40,000 for the chairman of the board of directors.

We also offer participation in our group medical insurance program to all outside directors if they agree to pay the full COBRA rate to us. Only Mr. Sharp has opted to participate in this program at this time.

In addition to above compensation, the 1996 Stock Incentive Program provides for an automatic, one-time grant of an option to purchase 33,000 shares of common stock to each non-employee director, effective on the date of each such director’s initial appointment or election. The exercise price per share of the option is equal to the fair market value of our common stock as of the date of grant, and the option vests at a rate of 28% on the first anniversary of the grant date and 2% per month thereafter so long as the optionee remains a director of our company.

The 1996 Stock Incentive Program also provides for an automatic, nondiscretionary annual grant, effective at each annual meeting of stockholders, of an option to purchase 17,500 shares of common stock to each non-employee director who does not represent stockholders owning more than 1% of our outstanding common stock. Additionally, in 2005 shareholders approved an amendment to the 1996 Stock Incentive Plan which provides for an additional annual grant of 17,500 stock options to a non-employee director who acts as the chairman of the board, if immediately after such meeting, he or she shall continue to serve as chairman. This grant is adjusted pro-rata for a partial year if a director becomes a member of the board of directors at any time other than at the annual meeting of stockholders. All such options have an exercise price equal to the fair market value of our common stock as of the date of grant and vest at a rate of 25% six months after grant date and 12.5% per calendar quarter thereafter following the date of grant so long as the optionee remains a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board has appointed KPMG LLP as TriQuint’s independent registered public accounting firm to audit its consolidated financial statements for 2006. During 2005, KPMG LLP served as TriQuint’s independent registered public accounting firm. Although TriQuint is not required to seek stockholder approval of this appointment, the board believes it to be sound corporate governance to do so. If the appointment is not ratified, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of KPMG LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Before selecting KPMG LLP, the audit committee carefully considered KPMG LLP’s qualifications as independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters to be considered under the rules of the SEC, including the nature and extent of non-audit services, to ensure that the independent registered public accounting firm’s independence will not be impaired. The audit committee expressed its satisfaction with KPMG LLP in all of these respects. The audit committee has determined that the provision of services by KPMG LLP other than for audit related services is compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm. After review of all credentials, including industry expertise and services, the audit committee appointed KPMG LLP for the audit of the company’s financial statements for 2006.

The following table shows KPMG LLP’s billings to us for the audit and other services for 2005 and 2004.

	2005	2004
Audit Fees(1)	$1,076,500	$1,223,656
Audit-related fees	—	—
Tax Fees(2)	—	4,000
All Other Fees(3)	—	10,000

	$1,076,500	$1,237,656

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	The tax fees for 2004 relate to tax work provided to the company’s Costa Rican subsidiary.

(3)	We did not engage KPMG LLP to provide advice to us regarding financial information systems design and implementation during 2005 or 2004. The $10,000 included in all other fees for 2004 relates to an overview of section 404 of the Sarbanes-Oxley Act of 2002 provided by KPMG LLP to TriQuint.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging TriQuint’s independent registered public accounting firm to render an audit or permissible non-audit services, the audit committee specifically approves the engagement of TriQuint’s independent registered public accounting firm to render that service. Accordingly, TriQuint does not engage its independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the audit committee in advance. As such, the engagement of KPMG LLP to render 100% of the services described in the categories above was approved by the audit committee in advance of the rendering of the services. The audit committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS TRIQUINT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The audit committee currently consists of three non-employee, independent directors: Willis C. Young, Paul A. Gary and Edward F. Tuck. The audit committee evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors has adopted a written charter for the audit committee which details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities. Mr. Tuck is not seeking re-election to the board of directors, and the board has selected Mr. Gibson to replace Mr. Tuck on the audit committee after the 2006 annual meeting of stockholders.

On July 30, 2002, the Sarbanes-Oxley Act was signed into law. In September 2002, the committee met with representatives of management, legal counsel and our independent registered public accounting firm to further understand the provisions of the Sarbanes-Oxley Act. During 2004 and 2005, we reviewed processes that already are in place as well as those that will be implemented to comply with the requirements of the Sarbanes-Oxley Act as they become effective.

The audit committee members are not active professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005. This review included a discussion of the quality and the acceptability of the financial reporting and controls, including the clarity of disclosures in the financial statements.

The audit committee also reviewed with KPMG LLP, the company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the audit committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1. The audit committee discussed with KPMG LLP their independence from management and TriQuint, including the matters in their written disclosures required by Independence Standards Board Statement No. 1.

The audit committee further discussed with our independent registered public accounting firm the overall scope and plans for their audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s evaluations of the effectiveness of our internal controls, and the overall quality of our financial reporting.

The audit committee also reviewed management’s report on internal controls as well as the independent registered public accounting firm’s report to the company as to its review of the effectiveness of the company’s internal controls as required under Item 308 of the SEC’s Regulation S-K which implements section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Willis C. Young—Chairman

Dr. Paul Gary

Mr. Edward Tuck

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 22, 2006, by:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the summary compensation table on page 22; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

Beneficial Owners	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable(2)	Total Shares Beneficially Owned and Shares Underlying Exercisable Options	Percent of Outstanding Shares (%)(3)
5% Shareholders
Mazama Capital Management One S.W. Columbia, Suite 1500 Portland, OR 97258	8,945,475	—	8,945,475	6.4%

Directors and Named Executive Officers(1)
Dr. Paul A. Gary	10,000	133,190	143,190	*
Charles Scott Gibson(4)	1,000	63,750	64,750	*
Nicolas Kauser	4,000	153,750	157,750	*
Ralph G. Quinsey	39,000	615,833	654,833	*
Dr. Walden C. Rhines(5)	6,000	135,750	141,750	*
Steven J. Sharp(6)	232,130	1,164,516	1,396,646	*
Edward F. Tuck	38,000	125,750	163,750	*
Willis C. Young	9,109	86,750	95,859	*
Brian P. Balut(7)	142,518	251,036	393,554	*
Thomas V. Cordner	51,764	370,420	422,184	*
Todd A. DeBonis	11,278	133,000	144,278	*
J. David Pye	59,479	322,272	381,751	*
All directors and executive officers as a group (17 persons)	817,466	4,739,356	5,555,822	4.0%

*	Less than 1%

(1)	The address of all directors and named executive officers is the address of our company: 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124.

(2)	Includes shares to which each individual had the right at March 22, 2006 to acquire beneficial ownership through the exercise of vested options, plus options that vest within 60 days of that date.

(3)	Applicable percentage of ownership is based on 140,389,588 shares of common stock outstanding as of March 22, 2006, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 22, 2006, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(4)	Includes 1,000 shares held in trust by Mr. Gibson.

(5)	Includes 6,000 shares held by Dr. Rhines’ wife.

(6)	Excludes 13,600 shares held by a not-for-profit charitable foundation which Mr. Sharp is the trustee but receives no benefits from the foundation.

(7)	Includes 59,924 shares held in the Sawtek Employee Stock Ownership and 401(k) for Mr. Balut, and 7,589 shares held in the Sawtek Employee Stock Ownership and 401(k) by Mr. Balut’s wife who is a former employee of Sawtek; 12,985 shares held directly by Mr. Balut; 3,358 shares held directly by Mr. Balut’s wife; 21,403 shares held in trust; 35,533 held in an IRA for Mr. Balut; and 1,726 shares held by Mr. Balut’s son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that during the year ended December 31, 2005, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary of Cash and Certain Other Compensation

The following table provides certain summary information for 2005, 2004, and 2003 concerning compensation awarded to, earned by or paid to our chief executive officer and our four next most highly compensated executive officers (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Long Term Compensation Award	All Other Compensation ($)(3)
		Salary ($)(1)	Bonus ($)(2)	Securities Underlying Options (#)
Ralph G. Quinsey(4)	2005	$329,293	$398	150,000	$—
President and	2004	325,664	1,979	—	—
Chief Executive Officer	2003	316,611	—	300,000	14,628

Brian P. Balut(5)	2005	210,577	1,443	50,000	924
Vice President, Sawtek, Inc.	2004	290,080	2,672	56,600	2,925
	2003	186,118	750	70,000	60,871

Thomas V. Cordner	2005	217,800	195	50,000	1,500
Vice President, TriQuint Texas	2004	215,402	1,309	50,000	500
	2003	209,748	—	40,000	500

Todd A. DeBonis	2005	221,390	492	70,000	1,500
Vice President, Sales	2004	147,106	185	280,000	500
	2003	—	—	—	—

J. David Pye	2005	253,238	151	50,000	1,500
Vice President, TriQuint Oregon	2004	249,819	1,493	50,000	500
	2003	245,194	—	40,000	500

(1)	All executive officers listed above, except for Mr. DeBonis who was not an employee at that time, elected to take a voluntary reduction in base pay of approximately 10% for the second half of 2003. The base pay was reinstated to the previous levels on January 1, 2004.

(2)	Represents payments under TriQuint profit sharing programs. Mr. Balut also received an achievement bonus of $1,000 in the first quarter of 2005.

(3)	Includes matching contributions to the TriQuint 401(k) plan of $1,500 for 2005 and $500 for 2004 and 2003, respectively.

(4)	Mr. Quinsey joined TriQuint in July 2002 as president and chief executive officer. Included in all other compensation for Mr. Quinsey is $14,128 for moving and relocation costs for 2003.

(5)	The base salary for Mr. Balut in 2004 includes $90,506 for sales incentive commissions while Mr. Balut was Vice President, Sales and Marketing. All other compensation for Mr. Balut includes a payment of $799 under the Sawtek ESOP and 401(k) plan for 2005, $2,425 for 2004, and $60,371 for 2003 and a match under the TriQuint 401(k) of $125 in 2005 and $500 in 2004 and 2003.

Stock Option Grants in 2005

The following table sets forth information concerning stock option grants under the 1996 Stock Incentive Program to each of the named executive officers during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price Per Share	Expiration Date	Potential Realized Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5% ($)	10% ($)
Ralph G. Quinsey	150,000	4.802%	$3.65	8/18/2015	$344,320	$872,574
Brian P. Balut	50,000	1.601	3.09	4/26/2015	97,164	246,233
Thomas V. Cordner	50,000	1.601	3.09	4/26/2015	97,164	246,233
Todd A. DeBonis	70,000	2.241	3.09	4/26/2015	136,030	344,726
J. David Pye	50,000	1.601	3.09	4/26/2015	97,164	246,233

(1)	Options granted under the 1996 Stock Incentive Program include both incentive stock options and nonqualified stock options. All option grants are subject to the discretion of the compensation committee of the board of directors. The options begin to vest monthly on July 1, 2008 with full vesting on June 1, 2009.

(2)	These calculations are based on certain assumed annual rates of appreciation as required by SEC rules and regulations governing the disclosure of executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the gains reflected in this table will be achieved.

(3)	Based on options granted in 2005 totaling 3,123,647 shares to our employees under all stock option programs.

Stock Option Exercises and Holdings

The following table provides information relating to option exercises by the named executive officers during 2005. In addition, it indicates the number and value of vested and unvested options held by these named executive officers as of December 31, 2005.

The “Value Realized” on option exercises is equal to the difference between the fair market value of our common stock on the date of exercise less the exercise price. The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is based on $4.45 per share, the closing sales price of our common stock in trading on the Nasdaq Stock Market on December 31, 2005, less the exercise price, multiplied by the aggregate number of shares subject to outstanding options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph G. Quinsey	—	—	545,000	405,000	$105,800	$290,200
Brian P. Balut	—	—	229,161	132,850	40,250	92,150
Thomas V. Cordner	—	—	357,920	115,000	74,139	81,800
Todd A. DeBonis	—	—	112,000	238,000	—	95,200
J. David Pye	—	—	309,772	115,000	151,398	81,800

Equity Compensation Plan Information

The following table provides information as of December 31, 2005, about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our board of directors under all existing equity compensation plans including the 1987 Stock Incentive Program, the 1996 Stock Incentive Program, the 1998 Nonstatutory Stock Option Plan, the 1998 Employee Stock Purchase Plan, the Sawtek Inc. Second Stock Option Plan and the Sawtek Inc. Stock Option Plan for Acquired Companies:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	22,156,971	(1)	$10.85	(3)	10,951,564	(2)
Equity compensation plans not approved by security holders	1,283,173		$9.56		1,454,405

Total	23,440,144		$10.78	(3)	12,405,969	(2)

(1)	Of these shares of common stock, 34,248 shares were subject to outstanding options under the 1987 Stock Incentive Program, 20,850,785 shares were subject to outstanding options under the 1996 Stock Incentive Program, 1,242,309 shares were subject to outstanding options under the Sawtek Inc. Second Stock Option Plan and 29,629 shares were subject to outstanding options under the Sawtek Inc. Stock Option Plan for Acquired Companies.

(2)	Includes 455,388 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides for an automatic increase of up to 2,400,000 shares in May of each year.

(3)	The weighted average exercise price excludes the shares in the 1998 Employee Stock Purchase Plan. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

1998 Nonstatutory Stock Option Plan

In January 1998, the board of directors approved the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”). The 1998 Plan was subsequently amended and restated in July 2003. The 1998 Plan has not been submitted to our stockholders for approval.

The material terms of the 1998 Plan are summarized as follows:

Purpose

The purposes of the 1998 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Eligibility to Participate in the 1998 Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 1998 Plan

The board of directors initially reserved 500,000 shares of our common stock for issuance under the 1998 Plan. Our shares of common stock have split three times (3 for 2 stock split in July 1999, 2 for 1 in February 2000 and 2 for 1 in July 2000), thus producing an equivalent effect of a 6 for 1 stock split. Due to these stock splits, the shares of our common stock reserved for issuance under the 1998 Plan increased from 500,000 to 3,000,000 shares. In December 2002, the board of directors amended the 1998 Plan to increase the aggregate number of shares of common stock authorized for issuance by 1,000,000 due to the grant of stock options to our new employees from businesses that we acquired in 2002 and early 2003. As of March 22, 2006, options to acquire 1,229,121 shares had been exercised, options to acquire 1,289,678 shares were outstanding and options to acquire 1,481,201 shares remain to be granted under the 1998 Plan, out of the 4,000,000 shares reserved for issuance.

Awards Permitted under the 1998 Plan

The 1998 Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option shall be stated in the stock option agreement. All of the options that are currently outstanding under the 1998 Plan vest and become exercisable over a four-year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, cashless exercise, other shares of our common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 1998 Plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 1998 Plan must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 1998 Plan provides that the board of directors may amend or terminate the 1998 Plan without stockholder approval, but no amendment or termination of the 1998 Plan or any award agreement may adversely affect any award previously granted under the 1998 Plan without the written consent of the optionee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND

CHANGE-OF-CONTROL ARRANGEMENTS

Employment Contracts and Termination of Employment Arrangements

In June 2002, under the terms of his acceptance of employment, Ralph G. Quinsey, our president and chief executive officer, entered into a letter agreement with us pursuant to which he was to receive an annual base salary of $330,200, subject to annual review, an annual target bonus of 50% of his base salary subject to compliance with performance against a corporate wide bonus plan and a stock option grant for 500,000 shares of our common stock (vesting 28% on first anniversary of option grant, then 2% monthly thereafter until fully vested), a moving and relocation allowance consistent with our corporate polices, with a tax equalization adjustment, and a signing bonus of $25,000. In the event that we desire to terminate Mr. Quinsey’s employment without cause, we must provide Mr. Quinsey a lump sum payment equal to one year’s compensation at Mr. Quinsey’s then-current base salary and health and life benefits at company expense for 12 months. The agreement also provides for a change of control benefit of full vesting of 12 months’ worth of unvested options in the event Mr. Quinsey is terminated without cause or resigns for good reason within 12 months of a change of control.

In April 2004, we entered into a letter agreement with Todd A. DeBonis, our vice president of worldwide sales. Pursuant to the agreement, Mr. DeBonis receives an annual base salary of $220,000 and a guaranteed first year sales incentive bonus of approximately $74,000 payable in the first quarter of 2005 and targeted at 50% of his base compensation annually, a stock option grant of 280,000 shares vesting over a five year period, and a moving and a relocation allowance consistent with our corporate policies, with tax equalization adjustment. In the event of a change of control resulting in a termination without cause or resignation for good reason, we will vest the furthest out 12 months of unvested options. In the event of termination without cause or resignation for good reason, Mr. DeBonis shall receive 12 months of base pay along with 12 months of health and life insurance, which shall cease upon Mr. DeBonis’s subsequent employment or consulting.

In July 2005, we entered into a letter agreement with Stephanie J. Welty, our vice president of finance and administration, chief financial officer and secretary. Pursuant to the agreement, Ms. Welty receives an annual base salary of $210,000, subject to annual review, an annual bonus consistent with our bonus programs, a stock option grant for 15,000 shares of our common stock (vesting 25% per year over a four year period) and an annual option grant in accordance with our current guidelines. In the event that Ms. Welty’s employment is terminated without cause or due to death or disability or Ms. Welty resigns for good reason, Ms. Welty will be entitled to receive, within 30 days of the date of termination, a lump sum payment equal to 12 months’ base compensation, less appropriate deductions. Bonus payments, if any, will be made pursuant to the terms of the applicable bonus plan. Additionally, Ms. Welty will receive health and life insurance benefits with the same coverage provided prior to termination of employment for a 12 month period immediately following termination. In the event that Ms. Welty’s employment is terminated without cause or Ms. Welty resigns for good reason at any time from the date our board of directors approves a transaction which, if consummated, would result in a change in control of the Company and continuing for 12 months following the effective date of such change in control, 12 months’ worth of unvested stock options held by Ms. Welty will automatically become vested.

Change of Control Arrangements

In January 1995, the board approved an amendment to each stock option held by our then-current executive officers, and to each stock option granted to our future executive officers, as determined from time to time by the board of directors or a committee thereof, to provide that, in the event we experience a change of control, certain outstanding stock options held by each executive officer at the time of any such change of control, regardless of whether such stock options are then exercisable in accordance with their terms, shall become vested and exercisable as follows:

1.	The chief executive officer shall become immediately vested for those shares that would have otherwise become vested over the last 12 months of the options’ vesting schedules.

2.	The chief financial officer shall become immediately vested for those shares that would otherwise have become vested over the last eight months of the options’ vesting schedules.

3.	All other executive officers shall become immediately vested for those shares that would have otherwise become vested over the last four months of the options’ vesting schedules.

This arrangement is applicable to all stock options held by our current executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2004, we believe that, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the compensation agreements described in “Executive Compensation and Other Matters.” We intend that any such future transactions will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors and executive officers. Our compensation committee consists of Messrs. Gibson, Gary, Kauser and Rhines. Mr. Quinsey, our chief executive officer, makes recommendations regarding salaries and incentive compensation for all of our executive officers, but does not participate in the deliberations of the compensation committee. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this board compensation committee report on executive compensation shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The compensation committee reviews and approves TriQuint’s executive compensation policies. The compensation committee operates under a written charter adopted by the board in September 2002 and amended in May 2005 and March 2006. The following is the report of the compensation committee describing compensation policies and the rationale applicable to the compensation paid to TriQuint’s executive officers for fiscal 2005.

Compensation Philosophy and Policies for Executive Officers

TriQuint’s executive compensation program is designed to align the interests of executives with the interest of the stockholders by creating a performance-oriented environment that rewards performance related to the goals of TriQuint. TriQuint’s executive compensation program is also designed to attract and retain qualified executives in the highly competitive high technology marketplace in which TriQuint competes. In this regard, the levels of executive compensation established by the compensation committee are designed to be consistent with those available to other executives in the industry. In particular:

•	We base compensation on the level of job responsibility, individual performance, and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance and shareholder returns.

•	We reflect in our compensation the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other high technology employers who compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term focus required for success in our industry.

The program consists of both annual and long-term components, which are considered together in assessing whether the program is attaining its objectives.

We consider various measures of company and industry performance, including sales, operating income, net income, and total market value. These data assist us in exercising judgment in establishing total compensation ranges. We do not assign these performance measures relative weights. Instead, we make a subjective determination after considering all such measures collectively.

We also compare, or benchmark, our programs with other technology companies of comparable size and stature to the company. For this benchmarking, we use a peer group of technology companies and survey data of other semiconductor companies. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparison meaningful.

We use the peer group data primarily to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the peer group companies. We do not target a specific position in the range of comparative data for each individual or for each component of compensation. We establish individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise judgment and discretion.

Components of Executive Compensation for 2005

1.	Base Salary—which is designed to compensate executives competitively within the industry and the marketplace;

2.	Quarterly Profit Sharing—which provides a direct link between executive compensation and the quarterly performance of TriQuint;

3.	Management Incentive Plan—which provides a direct link between executive compensation and the quarterly and annual performance of TriQuint;

4.	Long Term Incentives—which consist of stock options that link management decision making with TriQuint’s long-term performance and stockholder interests; and

5.	Deferred Compensation—which provides officers, directors and certain key employees an option to defer a certain portion of their compensation. TriQuint does not contribute any additional amounts to this program other than the amounts deferred by the individuals who chose to participate.

Base Salaries

Base salary levels for the chief executive officer and other executive officers of TriQuint are reviewed annually by the compensation committee. The compensation committee’s current policy is to maintain base salary levels in the second quartile for the industry when compared with those of executives holding similar positions with other companies in the high technology and semiconductor industries that are similar in size to TriQuint. The compensation committee reviewed survey data from peer companies and various other industry surveys in setting the compensation for the executive officers of TriQuint. Certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by TriQuint in determining salary levels for the chief executive officer and other executive officers of TriQuint.

Quarterly Profit Sharing

All U.S. based employees and employees in certain foreign subsidiaries participate in TriQuint’s profit sharing program. Profit sharing is paid quarterly if the Company’s adjusted operating income meets certain criteria, and equals a percentage of the employees’ quarterly earnings. The profit sharing pool is equal to 10% of adjusted operating income. Effective January 1, 2005, for all employees employed in the United States, the profit sharing amount is paid quarterly in cash. During 2005, 2004 and 2003, the profit share payments have less than $2,000 per each eligible executive officer.

Management Incentive Plan

In March 2006, the compensation committee of the board of directors approved the 2006 management incentive plan to provide appropriate short-term and long-term incentives to members of the Company’s senior management team. The Plan participants include all officers, except those on a commission plan, as well as certain senior managers and individual contributors. However, participants must be in a regular, active employment status on the date of payment to receive the incentive. Possible payout from the Plan will be semi-annual and will range from 0% to 22.5% of base salary for officers and 0% to 15% of base salary for other participants based upon achievement of specific company and business unit/group performance goals. The plan replaces the Officer and Key Incentive Plan approved by the board in February 2004. There were no payments to any officer or employee pursuant to either plan in 2003, 2004 or 2005. An achievement bonus of $1,000 was paid to Mr. Balut in the first quarter of 2005.

Long-Term Incentives

TriQuint provides its executives, including the chief executive officer, long-term incentives through the grant of stock options under its 1996 Stock Incentive Program. The purpose of the 1996 Stock Incentive Program is to create a direct link between compensation and the long-term performance of TriQuint. Stock options under this program are generally granted at an exercise price equaling 100% of fair market value, have a ten-year term and generally vest in installments over four years. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of TriQuint’s common stock, this portion of the executives’ compensation is directly aligned with an increase in stockholder value. Stock options are granted to executive officers in conjunction with each executive officer’s acceptance of employment with TriQuint, upon promotion to executive officer, and annually based on several factors. When determining the number of stock options to be awarded to an executive officer, the compensation committee considers (i) the executive’s current contribution to TriQuint’s performance, (ii) the executive’s anticipated contribution in meeting TriQuint’s long-term strategic performance goals and (iii) comparisons to an internally generated informal survey of executive stock option grants made by other high technology and semiconductor companies at a similar stage of development as TriQuint. Individual considerations, such as the executive’s current and anticipated contributions to TriQuint’s performance, may be more subjective and less measurable by financial results at the corporate level. In this respect, the compensation committee exercises significant judgment in measuring the contribution or anticipated contribution to TriQuint’s performance. The compensation committee also periodically reviews the stock options granted to insure equitable distribution of such options among the officers.

Other

TriQuint’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TriQuint’s employee stock purchase plan.

Chief Executive Officer Compensation for 2006

In establishing Mr. Quinsey’s compensation for 2005, the compensation committee applied the principles outlined above in the same manner as they were applied to the other executives. The compensation committee and the full board of directors set the base salary for Mr. Quinsey on his date of hire in July 2002 at $330,200 per year subject to annual review. Mr. Quinsey took a voluntary 10% reduction in his base salary during the second half of 2003. Mr. Quinsey’s base pay was restored back to $330,200 on January 1, 2004, and it remains at that amount. The compensation committee will review Mr. Quinsey’s compensation for 2006 in the second quarter of 2006.

Deductibility Cap on Executive Compensation

The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to TriQuint’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. In general, it is the compensation committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws.

Conclusion

The compensation committee and the board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to evolve and administer our compensation program in a manner that we believe will be in stockholders’ interests and worthy of stockholder support.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Charles Scott Gibson—Chairman

Dr. Paul Gary

Mr. Nicolas Kauser

Dr. Walden C. Rhines

STOCK PRICE PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, the following information relating to the price performance of our common stock shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our common stock with the cumulative return of the Nasdaq U.S. Index and the SIC Code 3674—Semiconductors and Related Devices Index for the period commencing December 31, 2000 and ending on December 31, 2005.

	2000	2001	2002	2003	2004	2005
TriQuint Semiconductor, Inc.	100.00	28.06	9.71	16.18	10.19	10.19
Nasdaq U.S. Index	100.00	79.21	54.46	82.12	89.65	91.54
Peer Group	100.00	81.40	38.64	72.31	59.00	63.80

*	No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The peer group index used, SIC Code 3674—Semiconductors and Related Devices, utilizes the same methods of presentation and assumptions for the total return calculation as our company and the Nasdaq U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS OF

TRIQUINT SEMICONDUCTOR, INC.

ANNEX A

TRIQUINT SEMICONDUCTOR, INC.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(Adopted September 25, 2002)

PURPOSE:

The purpose of the Nominating and Governance Committee of the Board of Directors (the “Board”) of TriQuint Semiconductor, Inc. (the “Company”) is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Governance Committee shall: (1) assist the Board by identifying prospective director nominees and to recommend to the Board the director nominees for the next annual meeting of stockholders; (2) develop and recommend to the Board the governance principles applicable to the Company; (3) oversee the evaluation of the Board and management; and (4) recommend to the Board director nominees for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

•	The Nominating and Governance Committee shall be comprised of no fewer than three members.

•	The members of the Nominating and Governance Committee shall meet the independence requirements of The Nasdaq Stock Market.

•	The members of the Nominating and Governance Committee shall be appointed and replaced by the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

•	Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval.

•	Determine on an annual basis desired Board qualifications, expertise and characteristics and conduct searches for potential Board members with corresponding attributes. Evaluate and propose nominees for election to the Board. In performing these tasks, the Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates.

•	Ensure that independent members of the Board convene executive sessions regularly.

•	Review the appropriateness of each Board member’s continued service every three years.

•	Oversee the Board performance evaluation process including conducting surveys of director observations, suggestions and preferences.

•	Form and delegate authority to subcommittees when appropriate.

•	Evaluate and make recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs and proposal of the Board slate for election. Consider stockholder nominees for election to the Board.

•	Evaluate and recommend termination of membership of individual directors in accordance with the Board’s governance principles, for cause or for other appropriate reasons.

•	Review, approve and monitor the Company’s code of ethics for senior financial officers.

•	Conduct an annual review on succession planning, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to executive management positions.

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•	Coordinate and approve Board and committee meeting schedules.

•	Maintain minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

•	Make regular reports to the Board.

•	Review and re-examine this Charter annually and make recommendations to the Board for any proposed changes.

•	Annually review and evaluate its own performance.

•	In performing its responsibilities, the Nominating and Governance Committee shall have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors.

•	Review the independence of the Board and the Chief Executive Officer and Chief Financial Officer.

A-2

ANNEX B

TRIQUINT SEMICONDUCTOR, INC.

COMPENSATION COMMITTEE CHARTER

(Adopted September 25, 2002)

(Amended May 12, 2005 and March 3, 2006)

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of TriQuint Semiconductor, Inc. (the “Company”) shall be to make recommendations to the Board concerning, and monitor and implement the Board’s direction relating to, the company’s compensation philosophy and framework for all employees.

The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

Membership and Organization

The Committee will be appointed by and will serve at the discretion of the Board. The Committee shall consist of no fewer than two members. The members of the Committee shall meet (i) independence requirements of the listing standards of The Nasdaq Stock Market, (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The members of the Committee will be appointed by the Board. Committee members will serve at the discretion of the Board.

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board.

Responsibilities and Authority

1. The Committee shall annually review and approve for the Chief Executive Officer: (a) the annual base salary, (b) the annual incentive bonus, including the specific performance goals and amount, (c) equity grants such as stock options, (d) employment agreements, severance arrangements and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements. The Board shall annually review the performance of the Chief Executive Officer.

2. The Committee shall annually review and approve for the other executive officers of the Company (a) annual base salaries, (b) annual incentive bonus, (c) equity grants such as stock options, (d) employment agreements, severance arrangements and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements.

3. The Committee may make recommendations to the Board with respect to the philosophy and framework of incentive compensation plans for non-executive, management personnel, and within board-approved philosophies and frameworks, shall have authority to approve specific plans.

4. The Committee shall approve at least annually an allocation matrix for grants pursuant to the Company’s equity incentive compensation plans for newly-hired non-executive employees and shall delegate to the Company’s Chief Executive Officer and Chief Financial Officer the authority to make such grants in accordance with such matrix.

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5. The Committee shall at least annually review and approve allocation guidelines for annual refresh/performance equity compensation for non-executive employees, and shall delegate to the Company’s Chief Executive Officer and Chief Financial Officer the authority to make grants within those guidelines.

6. The Committee shall approve any special equity grants to non-executive officers.

7. The Committee may form and delegate authority to subcommittees when appropriate.

8. The Committee shall make regular reports to the Board.

9. The Committee shall review and reassess the Committee’s charter, structure, processes and membership requirements at least annually and submit any recommended changes to the Board for its consideration.

10. The Committee shall annually review its own performance.

11. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of Chief Executive Officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

12. The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

B-2

ANNEX C

TRIQUINT SEMICONDUCTOR, INC.

AUDIT COMMITTEE CHARTER

(Adopted as of June 5, 2000)

(Amended September 25, 2002; February 10, 2005; and March 2, 2006)

Purpose

The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of TriQuint Semiconductor, Inc. (the “Company”) in fulfilling the Board’s oversight of the Company’s compliance with legal and regulatory requirements, the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence, qualification and performance of the Company’s independent registered public accounting firm (the “Auditor”) and to prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.

In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain under the oversight of management and the Auditor. Nothing contained in this charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law (the “Delaware Law”). Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware Law to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such as the Auditor. It is acknowledged that all of the areas of oversight listed below may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

Membership

The Committee shall consist of three to five members of the Board as determined from time to time. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Members of the Committee shall satisfy the following criteria (as well as any criteria required by the SEC):

1. Each member will be an independent director, as defined in (i) Nasdaq Rule 4200, (ii) the rules of the SEC and (iii) the Sarbanes-Oxley Act of 2002;

2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

Committee Organization, Procedures and Reports

1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in her or his absence, a member designated by the Chair) shall preside at all meetings of the Committee.

2. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

3. The Committee may include in its meetings members of the Company’s financial management, representatives of the Auditor, any senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the Auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee may also meet privately with management, as it deems appropriate.

4. The Committee will maintain minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

5. The Committee shall review and reassess the Committee’s charter, structure, processes and membership requirements at least annually and submit any recommended changes to the Board for its consideration.

6. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

7. The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the SEC.

Oversight

Auditor

1. The Auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company’s annual financial statements and related services. The Committee shall review and oversee the independence and performance of the Auditor and shall annually appoint the Auditor and approve the fees to be paid to the Auditor.

2. The Committee shall receive from the Auditor, at least annually, a written statement delineating all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall discuss with the Auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the Auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the Auditor’s independence.

3. The Committee shall pre-approve audit and non-audit services provided to the Company by the Auditor (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Committee shall have the sole authority to approve the hiring and firing of the Auditor, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the Auditor.

4. The Committee shall review the inspection report of the Auditor conducted by the Public Accounting Oversight Board in Compliance with Section 104 of the Sarbanes Oxley Act of 2002, when such report is available.

5. The Committee shall review the reports submitted to the Committee by the Auditor in accordance with the applicable SEC requirements.

Annual Audit

1. The Committee shall meet with the Auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

2. The Committee shall meet with the Auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the Auditor any matters within the scope of the pending audit that have not yet been completed.

3. The Committee shall discuss with the Auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the annual audit.

4. The Committee shall, based on the review and discussions in paragraphs 7 and 8 above, and based on the disclosures received from the Auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 5 above, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

5. The Committee shall conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the Auditor.

Quarterly Review

1. The Committee shall direct the Auditor to review the interim financial statements to be included in any Quarterly Report on Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the SEC and in accordance with Statement on Auditing Standards No. 100, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the Auditor the results of the quarterly reviews including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair or Acting Chair may represent the entire Committee for purposes of this discussion.

2. The Committee shall review before release the unaudited quarterly operating results in the Company’s quarterly earnings release.

Internal Controls

1. The Committee shall review on a continuing basis the adequacy and effectiveness of the accounting and financial controls of the Company and consider any recommendations for improvement of such internal control procedures. Such review shall include meeting periodically with the Auditor, management and the senior internal audit manager to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under the rules of the SEC to be contained in the Company’s periodic filings and the attestations or reports by the Auditor relating to such disclosure.

2. The Committee shall discuss with the Auditor and with management any significant management letter provided by the Auditor and any other significant matters brought to the attention of the Committee by the Auditor as a result of its annual audit.

3. The Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Miscellaneous

1. The Committee shall review legal and regulatory matters that may have a material impact on the financial statements and related compliance policies and programs.

2. The Committee shall review and approve in advance any proposed related party transactions.

3. The Committee shall obtain, as appropriate, advice and assistance from outside legal, accounting or other advisors.

4. The Committee shall, if necessary, institute special investigations with full access to all books, records, facilities and personnel of the Company.

5. The Committee shall provide oversight and review at least annually of the Company’s risk management policies, including its investment policies.

6. The Committee shall oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities.

7. The Committee shall annually review and evaluate its own performance.

COMPENSATION

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

Delegation of Authority

The Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its scheduled meetings.

TRIQUINT SEMICONDUCTOR, INC.

Proxy for Annual Meeting of Stockholders to be Held on May 24, 2006

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2006, and hereby names, constitutes and appoints Ralph G. Quinsey and Stephanie J. Welty, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Stockholders of TriQuint Semiconductor, Inc. (“TriQuint”) to be held at 4:00 p.m. on Wednesday, May 24, 2006, and at any adjournment or postponement thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 22, 2006, with all the powers that the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRIQUINT. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your TriQuint Semiconductor, Inc. account online.

Access your TriQuint Semiconductor, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for TriQuint Semiconductor, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRIQUINT. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE

ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE NOMINEES NAMED BELOW.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE APPROVAL OF PROPOSAL 2.

FOR AGAINST ABSTAIN

PROPOSAL 1: Election of Directors

FOR all

nominees listed

(except as marked

to the contrary)

WITHHOLD

AUTHORITY

to vote for all

nominees listed

Nominees:

01 Dr. Paul A. Gary

02 Charles Scott Gibson

03 Nicolas Kauser

04 Ralph G. Quinsey

05 Dr. Walden C. Rhines

06 Steven J. Sharp

07 Willis C . Young

PROPOSAL 2: To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the year ending

December 31, 2006.

Upon such other matters as may properly come before or incident to the conduct of the Annual Meeting, the proxy holders shall vote in such manner as they determine to be in the best interests of TriQuint. TriQuint is not presently aware of any such matters to be presented for action at the meeting.

(Instructions: To withhold authority to vote for any individual nominee,

strike a line through the nominee’s name in the list above.)

I (We) plan to attend

the meeting

Stockholder Name Signature Date

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s). If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/tqnt

Use the internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date

your proxy card and

return it in the

enclosed postage-paid

envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.